Exhibit 99
             Press Release of First Federal Financial Services, Inc.


PRESS RELEASE

FOR IMMEDIATE RELEASE

June 30, 2006

Contact:          Dr. Joseph Helms, Chairman of the Board
                  First Federal Financial Services, Inc.
                  First Clover Leaf Financial Corp.
                  618-656-6200

     FIRST FEDERAL FINANCIAL SERVICES, INC. RECEIVES STOCKHOLDER AND MEMBER
                   APPROVAL TO COMPLETE SECOND-STEP CONVERSION
                   AND MERGER WITH CLOVER LEAF FINANCIAL CORP.

Edwardsville, Illinois, June 30, 2006: First Federal Financial Services, Inc. ("First Federal") (Nasdaq Capital Market: FFFS) announced that on June 27, 2006 its stockholders approved the plan of second-step conversion of First Federal Financial Services, MHC (the "MHC") and the merger agreement with Clover Leaf Financial Corp. ("Clover Leaf").

At a special meeting of members on June 27, 2006, the members of the MHC (depositors and certain borrowers of First Federal Savings & Loan Association of Edwardsville) also approved the plan of second-step conversion of the MHC.

In addition, Clover Leaf announced today that its shareholders approved the merger agreement with First Federal at a special meeting of shareholders.

First Federal has received regulatory approval to complete the conversion and merger, and completion of the conversion and merger is expected to occur on or about July 10, 2006. In the interim, First Federal's common stock will continue to trade on the Nasdaq Capital Market under the symbol "FFFS."

For more information contact Dr. Joseph Helms, Chairman of the Board of First Federal at (618) 656-6200.

This press release contains certain forward-looking statements about the second-step conversion, the related stock offering of First Federal and merger with Clover Leaf, such as the statement regarding the anticipated completion date of the second-step conversion, related stock offering and merger.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like

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"believe,"  "expect,"  "anticipate,"   "estimate"  and  "intend"  or  future  or
conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected
results  include  changes  in  general  economic  conditions,   legislative  and
regulatory changes and changes in the securities markets.